Exhibit 3.1

Delaware The First State Page 1 3580985 8100 Authentication: 205160716 SR# 20224341951 Date: 12-21-22 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “EQ HEALTH ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF DECEMBER, A.D. 2022, AT 3:23 O`CLOCK P.M.

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:23 PM 12/21/2022

FILED 03:23 PM 12/21/2022

SR 20224341951 - FileNumber 3580985

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EQ HEALTH ACQUISITION CORP.

EQ Health Acquisition Corp. (the "Corporation'"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is EQ Health Acquisition Corp.

2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of

Delaware on September 2, 2020. The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State ofDelaware on January 28, 2021 (as amended, the "Amended and Restated

Certificate of Incorporation'").

3. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated

Certificate of Incorporation of the Corporation.

4. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of

Section 242 the Delaware General Corporation Law (the "DGCL'"). The approval of this Amendment to the

Amended and Restated Certificate of Incorporation is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes unless otherwise required by applicable law.

5. The text of Section 9.l(b) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

"(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the

Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the Securities and

Exchange Commission (the "SEC") on January 28, 2021, as amended (the "Registration Statement', shall be deposited in a trust account (the "Trust Account"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination by December 21, 2022, and (iii) the

redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Amended and

Restated Certificate relating to stockholders' rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the

"Offering Shares") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as "Public Stockholders.""

6. The text of Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

"( d) In the event that the Corporation has not consummated an initial Business Combination by December 21, 2022,

the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing

(A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the

Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any),

subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate,

subject in each case to the Corporation's obligations under the DGCL to provide for claims of creditors and other requirements of applicable law."

7. The text of Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

"Section 9. 7 Additional Redemption Rights. If, in accordance with Section 9 .1 (a), any amendment is made to

Section 9.2(d) to modify the substance or timing of the Corporation's obligation to redeem 100% of the Offering

Shares if the Corporation has not consummated an initial Business Combination by December 21, 2022 with respect to any other provision relating to stockholders' rights or pre-Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares. The

Corporation's ability to provide such opportunity is not subject to the Redemption Limitation."

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of21 st day of December

2022.

5§i'S'tt°it.Wyifon

Chief Executive Officer